UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
________________________________________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ENCORE CAPITAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100, San Diego, CA 92108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2022
__________________________________________________________________________________________________________

Date and Time:	June 10, 2022, at 12:00 P.M., Eastern Time
Place:	The annual meeting will be a virtual meeting via live webcast on the internet at www.virtualshareholdermeeting.com/ECPG2022
Items of Business:
1.To elect eight directors, each for a term of one year;
2.To approve, in a non-binding advisory vote, the compensation of our named executive officers (often called the “say-on-pay” vote);
3.To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.To transact such other business that may properly come before the meeting.

Record Date:
April 14, 2022 (the “Record Date”)
Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

Mail Date:
We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 29, 2022, to our stockholders of record on the Record Date.

Participation in Virtual Meeting:
We are pleased to invite you to participate in our annual meeting, which will be conducted exclusively online at www.virtualshareholdermeeting.com/ECPG2022. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Voting:	Your vote is important. Whether or not you plan to virtually attend the meeting, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to virtually attend the meeting and vote should you so choose.

By Order of the Board of Directors,

Gregory Call
Secretary
April 29, 2022
San Diego, California
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxyvote.com.

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100
San Diego, CA 92108
858-309-6442
_______________________________________________________________________________________________________
PROXY STATEMENT
_______________________________________________________________________________________________________

QUESTIONS ABOUT THE MEETING
Why am I receiving these materials?
The Board of Directors (our “Board”) of Encore Capital Group, Inc. (“Encore” or the “Company”) has made these materials available to you over the internet, or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2022 annual meeting of stockholders of Encore Capital Group, Inc., to be held via a live webcast on the internet at www.virtualshareholdermeeting.com/ECPG2022 on June 10, 2022 at 12:00 p.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board and is first being mailed and/or made available on or about April 29, 2022 to stockholders entitled to vote at the meeting.

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (1) the election of eight directors, (2) the approval, by non-binding vote, of the compensation of our named executive officers, and (3) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 14, 2022, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on the record date, April 14, 2022, there were 24,309,184 outstanding shares of our common stock, each of which is entitled to cast one vote.

Information about the Virtual Annual Meeting
The 2022 Annual Meeting will be a virtual-only meeting held via webcast on June 10, 2022, at 12:00 p.m. Eastern Time. The annual meeting will be accessible at www.virtualshareholdermeeting.com/ECPG2022. We are utilizing the virtual meeting format to enhance stockholder access and encourage participation and communication with our management. We believe this format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, and equally, using any internet-connected device from any location around the world at no cost. We believe a virtual meeting protects the health and safety of attendees, and saves the Company’s and stockholders’ time and money.
We want to ensure that all stockholders are afforded the same rights and opportunities to participate, including access to the Board and our management, as they would at an in-person meeting. All members of the Board and all executive officers are expected to join the annual meeting and be available for questions, and we are committed to acknowledging each relevant question we receive, subject to the guidelines described below and in our Rules of Conduct and Procedures, which will be available on the annual meeting website.

How to Access and Participate in the Annual Meeting
•Visit the annual meeting website at www.virtualshareholdermeeting.com/ECPG2022; and
•Enter your 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Only stockholders of record at the close of business on the record date, April 14, 2022, are entitled to vote their shares and have the opportunity to submit questions during the Annual Meeting. Stockholders will need their unique 16-digit control number to vote and submit questions. All others without a control number will be able to join the meeting as guests; however, will not be able to vote or submit questions during the meeting.

How to Submit Questions for the Annual Meeting
Stockholders may submit questions during the Annual Meeting by:
•accessing the annual meeting website as described above;
•typing the question into the “Submit a Question” field; and
•clicking “Submit.”
Questions submitted that are pertinent to the Company and the items being voted on by stockholders during the Annual Meeting will be read aloud and answered, as time permits and in accordance with Annual Meeting Rules of Conduct and Procedures. Questions regarding personal matters, including those related to employment or service issues, or related to strategic transactions are not pertinent to meeting matters and, therefore, will not be answered. Questions and answers will be grouped by topic and substantially similar questions will be grouped, summarized and answered together due to time constraints. Our Investor Relations representative or General Counsel will respond to other questions not answered during the Annual Meeting, as appropriate.

Technical Assistance
If you encounter any technical difficulties when accessing or using the annual meeting website, please call the technical support number that will be posted on the annual meeting website login page. The annual meeting website is supported on browsers and devices running the most updated version of applicable software and plugins.

Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to virtually attend the annual meeting and to vote, please call our Investor Relations representative, at 858-309-6442.

What constitutes a quorum?
The presence at the meeting, virtually or represented by proxy, of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares virtually present at the meeting but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:
•By internet at www.proxyvote.com;
•By telephone at 1-800-690-6903; or
•By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares at the meeting?
Yes. You may vote your shares electronically at the virtual meeting, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?
You may revoke your proxy at any time before it is exercised:
•By filing with the Corporate Secretary of Encore a notice of revocation at the address shown on the first page of this proxy statement;
•By sending in another duly executed proxy bearing a later date; or
•By virtually attending the meeting and casting your vote electronically.

What are the Board’s recommendations for how I should vote my shares?
If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:
Proposal 1 – FOR the election of each of the eight director nominees for a term of one year.
Proposal 2 – FOR, in a non-binding advisory vote, the compensation of our named executive officers (often called the “Say-on-Pay Vote”).
Proposal 3 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?
Election of Directors. Directors shall be elected by a plurality of the votes cast, meaning that the eight nominees who receive the most votes will be elected to our Board. With respect to the election of directors, you may vote “For All,” “For All Except” or “Withhold All” for the nominees for the Board. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 11 of this proxy statement.

Other Items. For each other item, the affirmative vote of the majority of the shares voting for or against, represented at the meeting or by proxy, on the item will be required for such item’s approval, meaning that a majority of votes cast must be voted “For” the proposal for it to be approved. With respect to any proposal other than the election of directors you may vote “For,” “Against” or “Abstain.” A properly executed proxy marked “Abstain” with respect to any such matter will not be voted and will not be counted in determining the number of shares necessary for approval, although it will be counted for purposes of determining whether there is a quorum.
Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?
We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?
If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address unless we have received contrary instructions from one or more of the stockholders. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (1) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (2) mail a request to receive separate copies to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings and Committees
The Board met 8 times during 2021 and otherwise acted by unanimous written consent. In 2021, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served, in each case held during such director’s period of service.
In 2021 the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance (“NCG”) Committee; and the Risk Committee. The members of our Board and the composition of the Board’s standing committees as of December 31, 2021 and the number of meetings held in 2021 are reflected in the table below.

Name	Board	Audit	Compensation	NCG	Risk
Ash Gupta	●		●		●
Wendy G. Hannam	●	●			●
Jeffrey A. Hilzinger	●	●		●
Angela A. Knight	●		●	●
Michael P. Monaco	●	●
Laura Newman Olle	●		●		●
Richard J. Srednicki(1)	●		●	●
Richard P. Stovsky	●	●			●
Ashish Masih	●
Number of Meetings	8	8	5	5	5
● Chair           ● Member
_______________________________________
(1)In April 2022, Mr. Srednicki notified the Company that he would not stand for re-election as director at the Company’s 2022 Annual Meeting.
Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The standing committees each assess the adequacy of their charters annually. Information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
Among other things, the Audit Committee has the authority and responsibility under its charter to:
•appoint our independent auditors and regularly review their performance and internal control procedures and material issues raised by our independent auditors;
•approve audit and non-audit services and fees;
•review and approve the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits as they relate to finance and accounting;
•review and evaluate our financial statements, accounting principles and system of internal controls regarding finance and accounting;
•review and evaluate reports from the independent auditors concerning all critical accounting policies and practices used by the Company;

•establish procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;
•support the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;
•review and approve related person transactions; and
•consider other appropriate matters regarding our financial affairs.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans.
Among other things, the Compensation Committee has the authority and responsibility under its charter to:
•review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;
•review and approve the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer, and the Compensation Committee refers its determination and approval of the same to the Board for ratification;
•review and approve the compensation, benefits and perquisites of all executive officers;
•review and evaluate the compensation and benefits for non-employee directors and, if appropriate, recommend changes to the Board; and
•consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and consultants may be participants.
The Compensation Committee may delegate any of its responsibilities to subcommittees or any committee member, except that it shall not delegate its responsibilities for any matters that involve executive or director compensation or any matters where it has determined such compensation is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”
The Compensation Committee may delegate its responsibilities with respect to the administration of the incentive compensation, equity compensation, deferred compensation, and employee pension and welfare benefit plans to the Company’s officers and employees, as consistent with applicable law, who may also utilize the services of third-party administrators, record keepers, consultants, and other service providers.
The Compensation Committee sets the corporate performance goals and objectives for the executive officers and also sets the individual performance goals and objectives for the CEO and evaluates their performance with respect to those goals. The Compensation Committee sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to performance and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.
The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards to executives. The Board and the Compensation Committee have delegated authority to the CEO to approve grants of equity awards to non-executive employees, subject to share and grant date fair value limitations and subject to continued oversight by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from the CEO based on each executive’s individual performance, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.
The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide comprehensive executive compensation consulting advice. A more detailed description of FW Cook’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.
Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance.
Among other things, the NCG Committee has the authority and responsibility under its charter to:
•make recommendations to the Board concerning the size and composition of the Board;
•identify, screen and evaluate proposed candidates for the Board;
•to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;
•recommend to the Board nominees to fill vacancies on the Board;
•annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;
•recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;
•develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan;
•make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees;
•develop, oversee, and periodically update as necessary, an orientation program for new directors and a continuing education program for current directors; and
•review the Company’s environmental, social and governance (ESG) strategy, initiatives and policies and receive updates from the Company on significant ESG activities.
Prior to each annual meeting of stockholders, the NCG Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The NCG Committee or the Board decides whether to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The NCG Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee considering the criteria described below. Current members of the NCG Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals.

The NCG Committee has not set specific minimum qualifications or criteria for nominees. Although we do not have a specific diversity policy, we fully appreciate the value of Board diversity, which improves the quality of discussions, enhances Board culture and contributes to a more effective decision making process. The NCG Committee evaluates the entirety of a nominee’s credentials and considers a broad range of factors in evaluating prospective director nominees, including the following:
•the appropriate size of the Board;
•a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, asset and capital allocation, accounting or administration, considering prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;
•whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;
•a candidate’s familiarity with accounting rules and practices applicable to our business;
•a candidate’s international business experience;
•a candidate’s character, integrity and reputation for working constructively with others;
•whether a candidate has sufficient time available to devote to the duties of a director of the Company;
•the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints, professional and personal experience, race, ethnicity, age and gender;
•the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and
•recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.
The NCG Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.
The NCG Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third-party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 350 Camino De La Reina, Suite 100, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.
Risk Committee. The Risk Committee assists the Board in its oversight of our risk governance structure, including the Enterprise Risk Management framework and the policies, procedures and practices utilized to manage risk.
Among other things, the Risk Committee had the authority and responsibility under its charter to:
•oversee our risk governance structure, including the Enterprise Risk Management framework;
•review and approve any risk appetite statement of the Company and management’s proposed approach to risk tolerance, including overseeing the development of appropriate risk capacity, risk tolerances and key risk indicators;

•review and approve our risk management policies and procedures dealing with risk identification and risk assessment for the principal operational, business and compliance risks facing the Company, including but not limited to, the risks and incident responses associated with: operations; regulatory compliance; strategy; information security (including cyber security) and privacy; information technology; business continuity and disaster recovery; data management; reputation; legal; and vendor management;
•review management’s efforts to foster a Company-wide culture that supports appropriate risk awareness and identification, escalation and appropriate treatment of risks that exceed designated risk tolerance levels;
•discuss with management and our Chief Risk & Compliance Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies;
•provide oversight of the Company’s crisis management framework, including the Company’s incident response plans;
•review our internal audit work plan to ensure alignment with identified risks and risk governance needs; and
•oversee the investigation of, and may also request the investigation of, any significant instance of noncompliance with laws or the Company’s compliance programs, policies or procedures.

Other Corporate Governance Matters
Director Independence. The Board has determined that all members of the Board other than Mr. Masih are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation, and NCG Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.
Annual Board and Committee Evaluations. Our Board conducts an annual self-evaluation aimed at enhancing its effectiveness. As part of the evaluation, each director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure, the flow of information from management, and agenda topics. The feedback received from the questionnaires is discussed during an evaluation session to determine what actions, if any, could further enhance the operations of the Board and its committees. Each of our standing committees also conducts its own annual self-evaluation, which includes a written questionnaire and evaluation session led by the respective committee chairs.
The NCG Committee annually appraises the framework for our Board and committee evaluation processes.
Audit Committee Financial Expert. The Board has determined that each of Messrs. Stovsky, Hilzinger and Monaco and Ms. Hannam qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards.
Board Leadership Structure. The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.

Our non-executive Chairman, Michael P. Monaco, provides overall leadership to the Board in its oversight function. Our CEO, Ashish Masih, is responsible for setting the strategic direction for the Company and the day-to-day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Monaco to focus on managing Board matters and Mr. Masih to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration.
Code of Ethics. The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Risk Oversight. Our management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of the Company and its stockholders. While the Board has retained the responsibility for general oversight of key strategic risks and of the Company’s Enterprise Risk Management (“ERM”) program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.
•The Risk Committee oversees and reviews the Company’s risk governance structure, including the ERM program (which includes risk tolerance). The Company’s various operating subsidiaries also have general corporate governance structures and, depending on their operations and market, have also established board committees or processes to manage risk and compliance relative to their specific operations.
•The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. The Audit Committee also assists the Board by overseeing and reviewing the internal audit function.
•The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices.
•The NCG Committee oversees risks related to corporate governance matters and processes. The committee also oversees risk related to succession planning for the Company’s executives.
Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the CEO and management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees providing oversight in connection with those efforts.
Communications with Directors. We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Outside Advisors. The Compensation Committee has engaged FW Cook to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and determined that FW Cook is independent and its respective work for the Compensation Committee does not raise any conflict of interest. In addition, various committees of the Board may hire outside legal counsel from time to time to provide additional advice.
Executive Sessions of Independent Directors. Independent Board members meet without management present following regularly scheduled Board meetings and at any other time deemed appropriate by the Board.
Policy Regarding Directors’ Attendance at Annual Meetings. We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors attended the 2021 annual meeting.
Majority Voting Policy. The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.
The NCG Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (1) accepting the resignation, (2) maintaining the director but addressing the underlying cause of the “withheld” votes, (3) determining not to renominate the director in the future, (4) rejecting the resignation or (5) any other action the NCG Committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the NCG Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.
The Board will act on the NCG Committee’s recommendation no later than 90 days following certification of the stockholder vote.
Following the Board’s decision on the NCG Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.
Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the NCG Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.
To the extent that one or more directors’ resignations are accepted by the Board, the NCG Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

General
Our Board currently consists of nine members, each with a term expiring at the 2022 annual meeting. In April 2022, Mr. Srednicki notified the Company that he would not stand for re-election as a director at the 2022 annual meeting. The Board has determined to reduce the size of the Board from nine members to eight members as of the date of the annual meeting. The NCG Committee of the Board has recommended, and the Board has nominated, the incumbent directors listed below for election at the 2022 annual meeting.
If any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualifies.

Required Vote
Subject to the Majority Voting Policy described above, if a quorum is present (virtually) and voting, the eight nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the eight director nominees for a term of one year.

Director Diversity
62.5% of the nominees to the Board are diverse by gender or race. Of the nominees, three are female and two are racially diverse. Currently 75% of our Board committees are chaired by diverse Board members.

Board Diversity Matrix (As of April 29, 2022)
Total Number of Directors	9
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	2	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	4	-	-
Two or More Races or Ethnicities	-	-	-	-
I do not want to disclose	-
LGBTQ+	-

Director Nominees
Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Michael P. Monaco	74	Non-Executive Chairman and Director
Ashwini (Ash) Gupta	69	Director
Wendy G. Hannam	62	Director
Jeffrey A. Hilzinger	64	Director
Angela A. Knight	71	Director
Laura Newman Olle	69	Director
Richard P. Stovsky	64	Director
Ashish Masih	56	President, Chief Executive Officer and Director
MICHAEL P. MONACO. Mr. Monaco has served as a director since August 2014. He served as a Senior Advisor to FTI Consulting, Inc. from July 2017 to April 2018. He served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management from 2002 until CDG Group, LLC was acquired by FTI Consulting, Inc. in July 2017. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He was previously a director of iPayment, Inc., a leader in the payment processing industry, and the International Securities Exchange. Mr. Monaco also previously served as a director of I.D. Systems, Inc., a publicly traded company, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.
ASH GUPTA. Mr. Gupta has served as a director since September 2015. Mr. Gupta retired from American Express Company in March 2018 after 40 continuous years of service as an executive officer, including serving as President - Global Credit Risk & Information Management from 2016 to 2018. Previously, he was the company’s Chief Risk Officer and was instrumental in successfully guiding American Express through the Great Recession. He is currently, a board member and chair for Corridor Platforms Inc., and a board member for Nova Credit and Tomo Credit. In addition, he is an advisor to Nexus Venture Partners and global consulting firm Oliver Wyman. Mr. Gupta earned an MBA from Columbia University and a bachelor’s degree in Engineering from Indian Institute of Technology (IIT), Delhi. He serves on the non-profit boards of Big Brothers Big Sisters of New York and the New York Chapter of National Association of Corporate Directors (NACD) and on the advisory board of South Asian Youth Action (SAYA!). Mr. Gupta’s qualifications to serve on the Board include his significant experience as an executive officer of a public international finance company and his experience related to risk and information management.
WENDY G. HANNAM. Ms. Hannam has served as a director since September 2015. Ms. Hannam retired from Scotiabank, an international Canadian bank and a leading financial services provider in North America, Latin America and parts of Asia, in 2014. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired. Ms. Hannam holds an MBA from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She serves on the Independent Review Committee of BMO Asset Management Inc, and on the board of the Royal Conservatory of Music. Ms. Hannam was named one of Canada’s 100 Most Powerful Women 2007-2010, and was named to the Latinvex Top 100 Business Women in Latin America in 2013. Ms. Hannam’s qualifications to serve on the Board include her substantial experience in international financial services and operations in regulated industries.

JEFFREY A. HILZINGER. Mr. Hilzinger has served as a director since September 2019. He previously served as Chief Executive Officer, President and a director of Marlin Business Services Corp., a publicly-traded bank holding company, from June 2016 until it was acquired in January 2022. From 2010 to May 2016, Mr. Hilzinger served in positions of increasing responsibility at Everbank Commercial Finance, Inc., most recently as President. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as its Chief Financial Officer until it was acquired by Everbank Financial Corporation in 2010. Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until it was acquired by GE Capital in 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger’s qualifications to serve on the Board include his experience as the Chief Executive Officer of a publicly-traded company, his substantial experience in the financial services industry, his experience interacting with regulatory authorities and his experience leading businesses located outside of the United States.
ANGELA A. KNIGHT CBE. Ms. Knight has served as a director since September 2019. Ms. Knight has been a Non-Executive Director of Arbuthnot Latham & Co Ltd since June 2016, of Taylor Wimpey plc since November 2016, and of Provident Financial plc since August 2018. In November 2021, Ms. Knight was appointed as the non-executive chair of the board of directors of Pool Reinsurance Company LTD (PoolRe), Britain’s leading terrorism reinsurer. She is currently the deputy chairman of the Astana Financial Services Authority, a regulator set up by the Kazakhstan Government, under English law and UK/international regulatory standards. Since 1997, Ms. Knight has held several Non-Executive Directorships, including TP ICAP plc (previously Tullett Prebon) from September 2011 to May 2021, Brewin Dolphin plc from 2007 to 2017, where she was the Senior Independent Non-Executive Director and also chaired the Dublin subsidiary, until December 2018 and was the Chairman of the UK Treasury sponsored body, the Office of Tax Simplification, until March 2019. She was the Chief Executive Officer of Energy UK from 2012 to 2014, and prior to that was the Chief Executive Officer of the British Bankers’ Association, from 2007 to 2012. Between 1997 and 2006, Ms. Knight was the Chief Executive Officer of the Association of Private Client Investment Managers and Stockbrokers. Ms. Knight started her career at Air Products and Chemicals where she worked for five years, primarily as a development engineer and project leader. In 1977, she set up Cook & Knight (Metallurgical Processors) and was Joint Managing Director until the company was sold in 1988. She became a member of Sheffield City Council in 1987 and was elected as the Member of Parliament for Erewash in the East Midlands in 1992. She was the Parliamentary Aid to the Minister for Industry in 1993, then to the Chancellor of the Exchequer in 1994, before becoming Economic Secretary to HM Treasury from 1995 to 1997. Ms. Knight has a BSc degree in Chemistry from Bristol University. Ms. Knight’s qualifications to serve on the Board include her substantial experience in international financial services, operations in regulated industries and service on international boards.
LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as Chief Enterprise Risk Officer. She joined Capital One in 1999 as Senior Vice President of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as Senior Vice President of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle serves as a board member of Morgan Stanley Bank, N.A. (MSBNA), Morgan Stanley Private Bank, National Association (MSPBNA), E*Trade Bank, and E*Trade Savings Bank, which are U.S. bank operating subsidiaries of Morgan Stanley. Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include her broad experience interacting with regulatory authorities and developing and overseeing enterprise risk management and information technology programs at complex financial institutions.
RICHARD P. STOVSKY. Mr. Stovsky has served as a director since August 2018.  Mr. Stovsky retired from PricewaterhouseCoopers LLP (“PwC”) in June 2018. Mr. Stovsky joined PwC in August 1983, and held positions of increasing responsibility, most recently as a Vice Chairman. Mr. Stovsky has served as a member of the board, audit and compliance committee and compensation committee of Olympic Steel, Inc. since May 2020.  Mr. Stovsky serves on several non-profit organization Boards of Directors/Trustees including The Cleveland Orchestra Executive Committee, The 50 Club of Cleveland Executive Committee, The Cleveland Museum of Art Executive Committee, Bluecoats of Cuyahoga County Executive Committee, Jewish Federation of Cleveland Executive Committee, The Cleveland Foundation and University School. Mr. Stovsky is a Certified Public Accountant and is licensed to practice law in the state of Ohio. Mr. Stovsky’s qualifications to serve on the Board include his experience as a certified public accountant, and his substantial experience in providing tax and overall business advice in a variety of industries.

ASHISH MASIH. Mr. Masih has served as a director and our President and Chief Executive Officer since June 2017. He previously served as Executive Vice President and President of Midland Credit Management, Inc. (“MCM”), the Company’s domestic operating subsidiary, from November 2016 until June 2017 and other senior roles in operations and corporate development at Encore from when he joined the Company in 2009 until November 2016. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in its U.S. credit card business. Prior to joining Capital One, Mr. Masih worked at Principal at McKinsey & Company and KPMG Consulting. In 2019, Mr. Masih was named by the U.S. Secretary of Commerce to the U.S.-India CEO Forum, which brings together business leaders from both nations to discuss ways to strengthen economic and commercial ties. From 2013-2015, Mr. Masih was elected to the Receivables Management Association (RMA International, previously DBA International) board of directors, where he served as both a director and a member of its Federal Legislative and Regulatory Committee. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

EXECUTIVE OFFICERS
Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Ashish Masih	56	President and Chief Executive Officer
Jonathan C. Clark	63	Executive Vice President, Chief Financial Officer and Treasurer
Ryan B. Bell	43	President, Midland Credit Management
Craig A. Buick	52	Chief Executive Officer of the Cabot Credit Management Group
Gregory L. Call	55	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
ASHISH MASIH. For biographical information, see Election of Directors (Proposal No. 1) above.
JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2015. Mr. Clark served as Chief Financial Officer of MCM, the Company’s domestic operating subsidiary, since October 2014. Prior to that, Mr. Clark’s most recent role was Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, where he served in such capacity from January 2011 until March 2013. Sallie Mae’s primary business was to originate, service, and collect on student loans. He previously served in various other executive capacities at Sallie Mae, including Treasurer, beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007, after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.
RYAN B. BELL. Mr. Bell joined the Company in September 2011 and has served in positions of increasing responsibility and was promoted from Executive Vice President, Chief Operating Officer of MCM to President of MCM in January 2020. From September 2000 to August 2011, he held positions of increasing responsibility at Capital One Financial Corp. including as Director of Operations Strategy and Execution from January 2009 to August 2011. Mr. Bell earned a bachelor's degree in Management Information Systems (graduating cum laude) from Texas A&M University and an MBA (graduating Beta Gamma Sigma) from The Cox School Business at Southern Methodist University.
CRAIG A. BUICK. Mr. Buick has served as the Chief Executive Officer of Cabot Credit Management (“Cabot”), the Company’s European operating unit, since January 2020. He joined Cabot Credit Management in January 2016 as Chief Financial Officer. From August 2002 to December 2015, Mr. Buick held a number of senior finance and audit roles at GE Capital, including Financial Controller for GE Capital Bank (UK), Chief Financial Officer for GE Money (Italy) and Managing Director – Internal Audit for Europe and Asia. From January 1990 to July 2002, Mr. Buick served in positions of increasing responsibility at PricewaterhouseCoopers in various offices across Australia, United Kingdom, Russia and Indonesia. Mr. Buick is a Chartered Accountant (Institute of Chartered Accountants – Australia and New Zealand) and holds a Bachelor of Economics (Commerce) from Adelaide University, Australia.
GREGORY L. CALL. Mr. Call has served as Executive Vice President and Chief Administrative Officer since July 2017 and has served as our General Counsel and Corporate Secretary since September 2011. Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call held various positions, culminating as Vice President, General Counsel, of Gateway, Inc. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

Our Commitment to Environmental, Social, and Governance
Our commitment to Environmental, Social, and Governance (“ESG”) is an extension of our Mission, Vision and Values and a key consideration for our business-wide decision making. In 2021, we further expanded our organization’s commitment to this critical area by formalizing our internal ESG governance and oversight, publishing new disclosures, aligning our priorities against well-established frameworks, and ensuring the programs we commit to have meaningful value for the stakeholders we serve: our consumers, issuers, communities, employees and investors. We expect to further build on our strong commitment to ESG in the coming years by enhancing the quality of our disclosures and engaging with our stakeholders on a consistent basis.

Throughout our evolving ESG journey, five key pillars have served as the foundation for everything we do. These pillars are:

Consumer
We Put Consumers First
Our consumers are at the heart of our business. We are committed to promoting a strong culture of treating consumers with respect, honesty, and empathy, and keeping customer service and compliance at the core of our business strategy.

People
We Support and Value Our People
We foster a culture of respect and inclusion in various ways including by providing unconscious bias and diversity training, tracking gender diversity, and sponsoring global cultural appreciation initiatives.

Environment
We Make a Positive Impact on the Environment
We seek to minimize our environmental footprint through smart resource use and sustainable practices, including recycling programs, plastic-free break rooms/cafeterias, reduction of water consumption and electricity use, and powering our business with renewable energy where possible.

Community
We Work Together to Strengthen Our Community
We encourage employee community service and support through corporate matching programs, paid time off for volunteering activities, our annual day of giving, company-sponsored volunteer opportunities, and corporate giving and partnerships.

Operating Responsibly	We Operate Responsibly We hold ourselves to the highest ethical practices and decision making as guided by our Standards of Business Conduct.

Governance of our ESG Program

We have established an oversight structure for our ESG efforts that ensures our ESG activities are prioritized and executed at the highest levels of the company. The Nominating and Corporate Governance Committee oversees our ESG strategy and provides ongoing review of our ESG initiatives and policies. The Nominating and Corporate Governance Committee reports to the full Board of Directors on our ongoing ESG-related activities.

At the management level, our ESG program is overseen by an ESG Steering Committee, made up of several senior company leaders, that guides and directs our ESG strategy and related activities. The ESG Steering Committee is chaired by Encore’s Senior Vice President and Chief Human Resources Officer, who reports directly to Encore’s Chief Executive Officer. Encore’s Chief Executive Officer and Executive Leadership Team also provide oversight and guidance to the ESG Steering Committee to ensure the ESG strategy and related activities are aligned with and help inform other imperatives of the Company. The ESG Steering Committee provides periodic updates to the Nominating and Corporate Governance Committee and the full Board of Directors on our ESG efforts. A visual representation of how these various bodies of senior leaders and subject matter experts work together to progress our ESG commitments and ensure accountability against our goals can be found below:

ESG Metrics Impact Executive Compensation

As part of our commitment to ESG, approximately 40% of the funding of the 2021 annual bonus plan for our executive officers is based on the achievement of certain ESG-related metrics, which are detailed below:

ESG Key Pillar	ESG-Related Compensation Goal
We Put Consumers First
To promote a strong culture of treating consumers with respect, honesty, and empathy, and to keep customer service and compliance at the core of our business strategy, 15% of the funding of the executive bonus plan is based on certain customer satisfaction and call quality scores.

We Support and Value Our People	To promote a culture of respect and inclusion and to foster a positive work environment, 15% of the funding of the executive bonus plan is based on metrics related to inclusion and an employee net promoter score.
We Operate Responsibly	With an understanding of the importance and heightened risk related to data security, 10% of the funding of the executive bonus plan is based on achievement of certain milestones related to National Institute of Standards and Technology (“NIST”) standards.

2022 ESG Priorities

In 2022, our efforts continue to underscore the importance of ESG at Encore for years to come. Our five key pillars guide our decision making and help communicate to internal and external stakeholders where we hope to make the most impact. In the year ahead, our work will primarily focus on gathering and reporting baseline data to ensure our ESG program’s long-term success. To get this done, we are committing to the following in 2022:

1.Perform a greenhouse gas (GHG) baseline assessment for climate emissions and identify recommendations for mitigation;

2.Analyze data to create baseline measurements for target development and metric alignment to the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) frameworks;

3.Create an inaugural ESG report to synthesize our strategy and advance our reporting journey; and

4.Continue to communicate progress internally and externally to build greater awareness and engagement for the organization’s ESG efforts.

COMPENSATION DISCUSSION AND ANALYSIS – EXECUTIVE SUMMARY

Introduction
This Compensation Discussion and Analysis is intended to provide an understanding of our compensation philosophy, objectives and practices; our compensation setting process; the elements of our executive compensation program; and the compensation of each of the following individuals, who were our Named Executive Officers (“NEOs”) for 2021:

Name	Title
Ashish Masih	President and Chief Executive Officer
Jonathan C. Clark	Executive Vice President, Chief Financial Officer, and Treasurer
Gregory L. Call	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
Ryan B. Bell	President, Midland Credit Management
Craig A. Buick	Chief Executive Officer of Cabot Credit Management

Performance Measures Driving 2021 Compensation and Resulting Performance Award Achievement

Performance
GAAP Net Income(1)	GAAP Return on Average Equity(2)	GAAP EPS(3)	3-year TSR vs. S&P SmallCap 600 Financial Sector Index(4)
$351 million 66% Increase from Prior Year	29.2% +1,030 Basis Point Increase from Prior Year	$11.26 69% Increase from Prior Year	89th Percentile

Performance-Award Achievement
KCP Funding %(5)	Performance Stock Vesting (ROAE)(6)	Performance Stock Vesting (EPS)(6)	Performance Stock Vesting (TSR)(6)
142.4%	200.0% Vested	200.0% Vested	196.0% Vested
________________________________
(1)As reported in the Company’s Annual Report on Form 10-K, filed with the SEC on February 23, 2022. See “KCP Bonus” below for a reconciliation of adjustments applied to reported results for purposes of the KCP bonus calculations.
(2)GAAP Return on Average Equity (“ROAE”) is defined as GAAP net income / average stockholders’ equity.
(3)Amount represents GAAP diluted earnings per share (“EPS”).
(4)The Company’s relative total stockholder return (“Relative TSR”) over a performance period from March 2019 (time of grant) to December 2021 compared to the other companies in the S&P SmallCap 600 Financial Sector Index (at the time of grant).
(5)Represents Key Contributor Plan (“KCP”) funding percentage, which is used to determine the KCP payout for our NEOs.
(6)Represents actual vesting on performance stock units that were eligible to vest in 2021 based on the achievement of certain Adjusted Economic EPS, ROAE and Relative TSR targets.

2021 Elements of Compensation
The following chart describes the main elements of our 2021 compensation program for our NEOs.

	Base Salary	Key Contributor Plan (“KCP”) Bonus	Restricted Stock Units	Performance Equity (ROAE)	Performance Equity (TSR)
Form of Compensation	Cash		Equity
Type	Fixed	Performance-Based	Variable	Performance-Based
Purpose	Fixed Pay	Drive Short-Term Performance	Drive Long-Term Performance, Align Management Interests with those of Stockholders and Promote Retention
Period	Ongoing	1 Year	3 Years (one-third vesting each year)		3 Years (vest at end of performance period)
Vesting Metrics	N/A	GAAP Net Income, Strategic Initiatives, Consumer Experience and People Initiatives	Time Vested	Return on Average Equity	Total Stockholder Return compared to Constituents of the S&P Small Cap 600 Financial Sector Index
Payment/Grant Date	Ongoing	Paid Annually in March for Prior Year Performance	Annually in March		Payment is 3 Years after Grant/ Granted Annually in March
Performance Determination	Based in part on Individual Performance, Experience and Expertise	Formulaic + Compensation Committee Discretion	Formulaic	Formulaic; Compensation Committee Verifies Performance	Formulaic; Compensation Committee Verifies Performance

Pay for Performance and Alignment with Stockholders
The elements of our compensation program are designed to deliver pay for performance and align the interests of our executives with those of our long-term stockholders. Approximately 81% of the CEO’s target 2021 compensation is “at-risk,” with value delivery tied to either the achievement of performance targets or stock price performance. Similarly, on average, 71% of the target 2021 compensation of our other NEOs is “at-risk.” The mix of target direct compensation for our CEO and other NEOs is shown below:

Key Governance and Pay Practices

Practices We Engage In		Practices We Do Not Engage In
✓	Majority of executive pay “at-risk”	✗	Compensation programs that encourage excessive risk taking
✓	Regular reviews of compensation programs and practices	✗	Excise tax gross-ups
✓	Stock ownership requirements	✗	Excessive benefits or perquisites
✓	Compensation recoupment (or clawback) policy	✗	Repricing stock options
✓	Annual say-on-pay vote	✗	Pledging and hedging of Company stock
✓	Independent compensation consultant
✓	Use of peer groups

“Say-on-Pay” Advisory Vote on Executive Compensation
At our 2021 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 98% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance executive compensation program.
We solicit a “say-on-pay” vote every year, including at this annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are:
•Retain and attract highly-talented executive officers who possess the skills and competencies needed for us to execute our strategy and achieve our objectives;
•Encourage and reward corporate and individual performance, innovation and growth, without promoting undue risk;
•Motivate our executive officers to achieve both short-term and long-term goals that promote sustained stockholder value; and
•Reinforce our Company Mission, Vision, and Values.
We seek to achieve these objectives by creating a compensation program that focuses on:
•Pay for Performance: a substantial portion of executive compensation is variable or “at risk” and directly linked to both Company and individual performance;
•Competitive Market Practice: providing total compensation opportunities that are competitive with peers to attract and retain executives with exceptional levels of experience, skills and education;
•Stockholder Alignment: aligning executives with the long-term interests of stockholders through equity-based compensation, “at-risk” compensation linked to challenging performance goals which promote long-term stockholder value, and stock ownership requirements; and
•Retention: establishing multi-year vesting of performance-based compensation such that an executive must remain with the company to receive value from an award.

How We Make Compensation Decisions
Role of the Compensation Committee.  The Compensation Committee meets regularly throughout the year, although its primary decision-making occurs in the first quarter of the fiscal year, when the Compensation Committee: (1) approves total target compensation levels for our NEOs for the current fiscal year, including any adjustment to salary, target annual KCP bonus opportunities and annual equity grant values; (2) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; and (3) approves payments under the KCP and any other cash bonuses applicable to our executive officers for the previous fiscal year. As discussed above, the Compensation Committee met 5 times in 2021, and otherwise acted by unanimous written consent.
Role of the Independent Compensation Consultant.  Since 2015, the Compensation Committee has engaged FW Cook as its independent compensation consultant to assist in structuring the Company’s executive and non-employee director compensation programs.  FW Cook:
•Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee;
•Provides advice on the appropriateness and competitiveness of our executive compensation program relative to market practice, including advising the Compensation Committee on the selection of our peer group for benchmarking;
•Consults on executive compensation trends and developments;
•Consults on various executive compensation matters and recommends program designs and practices to support our business and human capital strategies and objectives;
•At the direction of the Compensation Committee, cooperates with management to compile market data and review the appropriateness of such data; and
•At the direction of the Compensation Committee, works with management to assess the potential risks arising from our compensation policies and practices.

Role of Management. The Compensation Committee generally solicits management’s input with respect to the executive compensation program. The Chief Executive Officer and representatives from the Human Resources and Legal departments generally attend Compensation Committee meetings to make presentations/recommendations regarding, and to discuss management’s viewpoint on, various compensation matters related to pay levels, program design, and related policies. The Chief Executive Officer is not present for deliberations regarding his own compensation.
Compensation Peer Group. The Compensation Committee uses a peer group to review the competitiveness of executive pay levels and program design, consider the retention value of compensation and provide market context for other compensation design and award decisions. The Compensation Committee engages FW Cook to assist with the review of, and make recommendations relating to the selection of companies to be included in the “Compensation Peer Group.”
The following table sets forth the companies included in Compensation Peer Group used to review executive compensation for 2021, which were identified based on industry, business complexity, revenue and market capitalization value.  With respect to revenue and market capitalization value, peer companies were generally limited to those with revenue between 0.33-3.0x the Company’s size and market capitalization value between 0.25-4.0x the Company’s size. At the time the Compensation Peer Group was approved by the Compensation Committee, the Company’s was positioned above the median with respect to revenue and below the median with respect to market capitalization value.

2021 Compensation Peer Group(1)
Cardtronics PLC	Green Dot Corporation
Corelogic, Inc.	MoneyGram International, Inc.
Credit Acceptance Corporation	Navient Corporation
CSG Systems International, Inc.	Nelnet, Inc.
CURO Group Holdings Corp.	PRA Group, Inc.
Enova International, Inc.	Sykes Enterprises, Incorporated
ePlus Inc	Walker & Dunlop, Inc.
FirstCash Holdings, Inc.	World Acceptance Corporation
__________________________________________
(1)Compared to the prior peer group, Axos Financial, Banc of California, Inc., Cathay General Bancorp, Fair Isaac Corporation, HMS Holdings Corporation, HomeStreet, Inc., LendingClub and Washington Federal were removed from the Company’s Compensation Peer Group for 2021 after it was determined that pay model differences at regional banks and fintech companies made comparisons less relevant. Cardtronics, CURO Group, ePlus, Navient and Nelnet were added based on industry and size relevance.
“Say-on-Pay” Advisory Vote on Executive Compensation. The Compensation Committee considered the results of the 2021 advisory vote and other factors in evaluating the Company’s executive compensation programs as discussed herein. Given the significant support received in 2021, no changes were made to the Company’s executive compensation program and policies explicitly as a result of the 2021 “say-on-pay” vote.

Overview of 2021 Compensation

Base Salary.
Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account, among other things, the recommendation of FW Cook and competitive market data for executives with similar roles and responsibilities. The Compensation Committee does not benchmark to a specific percentile within that data. The Compensation Committee reviews each NEO’s base salary annually considering market salary data, relative compensation within the executive group, an assessment of corporate performance, as well as individual performance of each NEO.

Name	Base Salary at December 31, 2020	Base Salary at December 31, 2021	% Increase
Ashish Masih	$765,000	$790,000	3.3%	(1)
Jonathan C. Clark	$607,056	$631,338	4.0%	(1)
Gregory L. Call	$422,300	$430,746	2.0%	(1)
Ryan B. Bell	$440,000	$457,600	4.0%	(1)
Craig A. Buick	$495,216	$495,216	0.0%	(2)
_______________________________________
(1)Base salary increases for Messrs. Masih, Clark, Call and Bell received in March 2021 were in connection with the Compensation Committee’s annual review of salaries.
(2)Mr. Buick is paid in British pounds. The average exchange rate for 2021 of 1.3756 U.S. dollars per British pound was used to convert Mr. Buick’s base salary to U.S. dollars for purposes of this presentation.

KCP Bonus.
KCP Bonus Overview. KCP bonus is an annual cash bonus plan designed to motivate and reward achievement of our short-term business goals as well as to attract and retain highly-talented individuals. The KCP bonus opportunity for each NEO is defined as a percentage of their base salary and can be earned from 0%-to-200% of target based on both the Company’s achievement of annual operational performance objectives, as well as the NEO’s individual performance during the applicable year. Company and individual goals are established in the first quarter of the year and are designed to incentivize management to drive strong operating performance that supports the creation of stockholder value.
Assessing Performance for Funding and Payout: Baseline funding of the 2021 KCP bonus is determined by the level of achievement against goals for select performance measures in the following four categories: stockholder value; strategic initiatives; consumer experience; and people initiatives. The underlying performance measures are key drivers of our success and stockholder value, and are intended to advance innovation and reinforce our Company Mission, Vision and Values. Each of these performance measures is also directly affected by the decisions of the NEOs. The resulting funding percentage is then subject to an adjustment by the Compensation Committee of +/- 5% based on a recommendation from the Risk Committee derived from its assessment of the Company’s performance related to risk management (the “Risk Management Adjustment”). The Compensation Committee retains discretion to adjust formulaic bonus plan funding. Below is a table of the 2021 KCP bonus performance measures, their relative weights and actual funding results based on performance in 2021 against pre-established targets and the Risk Management Adjustment:

Performance Category	Performance Measures	Weighting	Element Funding %
Stockholder Value	GAAP Net Income	50.0%	200.0%	(1)
Strategic Initiatives	Achievement of Certain Milestones for Strategic Initiatives	20.0%	100.0%	(2)
Consumer Experience	Call Quality and Consumer Satisfaction Scores(3)	15.0%	86.8%	(3)
People Initiatives	Inclusion Index and Employee Net Promoter Score(4)	15.0%	66.7%	(4)

Risk Management Adjustment	Risk Committee's assessment of performance related to risk management	95%-105% Multiplier	100.0%	(5)

Total 2021 KCP Funding %			142.4%	(6)
__________________________________________
(1)The Compensation Committee adjusted the 2021 actual GAAP Net Income of $350.8 million to 358.3 million, to reflect certain unbudgeted expenses incurred as a result of the issuance of senior secured notes.  The calculation of the achievement for these metrics was formulaic based on 2021 actual performance compared to target. This was 120.5% of the target established at the start of the year, resulting in maximum funding on this measure.

(2)The Compensation Committee established certain milestones for strategic initiatives related to (a) information security, and (b) platform modernization. The calculation of the achievement, and the related funding, for the strategic initiative related to information security was formulaic based on the achievement of previously established milestones related to National Institute of Standards and Technology (“NIST”) standards. The funding of the platform modernization initiative was approved by the Compensation Committee based on the achievement of certain previously established milestones.
(3)As part of our commitment to ESG and in alignment with our Values, we promote a strong culture of treating consumers with respect, honesty, and empathy, and keep customer service and compliance at the core of our business strategy. To reinforce this principled intent, the Compensation Committee established a performance measure based on “call quality” scores, where each call is rated on a scale of 0-100% based on not only compliance with all relevant laws and regulations, but also performance against certain internal standards designed and established to, among other things, improve consumer experience. The Compensation Committee also established a performance measure based on UK Institute of Customer Service Satisfaction Scores. The calculation of the achievement, and the related funding, for the call quality scores and consumer satisfaction scores was formulaic based on 2021 actual performance compared to previously established target metrics. For 2021, the Company performed slightly above the target established for call quality scores and below target but above threshold for the UK Institute of Customer Service Satisfaction Score.
(4)Another area where we tied executive compensation to ESG is in the area of human capital. Here, the Compensation Committee established performance targets related to an inclusion index and an employee net promoter score. The calculation of the achievement, and the related funding, for the inclusion and employee net promoter scores, was formulaic based on 2021 actual performance compared to previously established target metrics. For 2021, the Company achieved threshold relative to the inclusion score and at target relative to the employee net promoter score.
(5)The Risk Committee performed an assessment and recommended that the Compensation Committee apply a 100% achievement with respect to risk management as a result of management’s decisions and actions during the year.
(6)The Compensation Committee used discretion to reduce KCP funding for executive officers from 143.0% of target to 142.4% in order to fund higher bonus payments to all other eligible Corporate and MCM employees who participate in a fixed bonus and would not otherwise benefit from the Company’s outstanding performance in 2021.
The Compensation Committee then adjusted KCP payouts to levels between 80% and 112.5% of the funded performance level based on its assessment of each executive’s individual performance and contributions, including how each navigated the challenges posed by the global pandemic. The CEO’s individual performance was evaluated by the Compensation Committee based on a performance review completed by all independent directors of the Board. The CEO provided the Compensation Committee with performance assessments for each of the other executive officers, including the other NEOs. The Compensation Committee then reviewed individual performance and contributions including, for Mr. Masih, his leadership in 2021 in a challenging, global pandemic environment that required agility and ingenuity to successfully execute the Company’s business strategies, including achieving records for collections and earnings, and reinforcing quality and compliance throughout the Company and for his leadership related to the Company’s capital allocation priorities; for Mr. Clark, his leadership related to the Company’s share repurchases, and his management over financial risk and liquidity, while delivering strong financial results in a challenging financial environment; for Mr. Call, his leadership with respect to legal and regulatory matters; and for Messrs. Bell and Buick, their leadership of the MCM and Cabot business units, respectively. MCM improved operating leverage by growing collections to a record level while reducing costs through operational innovation and navigated the implementation of the Consumer Financial Protection Bureau (CFPB) rules. A focus on operating efficiency and expense management enabled Cabot to deliver continued solid profitability despite increased competition in the European markets. Based on the analysis above, the Compensation Committee established the following KCP bonus payments to our NEOs for 2021, which resulted in a weighted average payout of 144.7% of target:

	Target Bonus		Performance		Actual
Name	% of Base Salary	2021 KCP Bonus Target(1)	Company KCP Funding %(2)	Individual %	2021 KCP Bonus Received	Bonus Paid as a % of Target
Ashish Masih	110.0%	$869,000	142.4%	100.0%	$1,237,456	142.4%
Jonathan C. Clark	100.0%	$627,413	142.4%	112.5%	$1,005,116	160.2%
Gregory L. Call	75.0%	$322,036	142.4%	100.0%	$458,579	142.4%
Ryan B. Bell	85.0%	$386,542	142.4%	112.5%	$619,240	160.2%
Craig A. Buick	85.0%	$420,934	142.4%	80.0%	$479,527	113.9%
__________________________________________
(1)The KCP bonus target is generally calculated as prorated base salary multiplied by the KCP bonus target percentage established by the Compensation Committee for each NEO. The threshold KCP bonus percentage was 50% of target and the maximum bonus percentage for each executive was 200% of target.

Restricted Stock Units.	Performance Equity.
Our long-term equity incentive awards are intended to create a direct correlation between the Company’s financial and stock price performance and compensation paid to our NEOs. Specifically, our long-term equity incentive awards are intended to motivate, retain and in the case of new hires, attract our NEOs; assist in building equity ownership of our NEOs to further align their long-term interests with those of our stockholders; and reward the creation of stockholder value.
The target value of annual equity awards granted to NEOs is determined by the Compensation Committee taking into account, market data, individual performance, relative compensation within the executive group, the individual’s ability to drive Company results, leadership potential and retention. Aggregate equity costs are also evaluated in the context of the dilutive effect to stockholders. Equity awards for our NEOs in 2021 were granted as a targeted mix of 50% restricted stock units (“RSUs”) and 50% performance stock units (“PSUs”). Of the PSUs, 50% are ROAE PSUs and 50% are TSR PSUs.
In 2021, the Compensation Committee approved the grant of equity awards to our NEOs with the following target values:

Name	RSU(1) (#)	Target RSU Value ($)	Target ROAE PSU(1)(2)(3) (#)	Target ROAE PSU(3) Value ($)	Target TSR PSU(1)(2) (#)	Target TSR PSU Value ($)	Total Target Equity Award Value ($)
Ashish Masih	31,156	$1,250,000	15,578	$625,000	11,158	$625,000	$2,500,000
Jonathan C. Clark	13,708	$550,000	6,854	$275,000	4,909	$275,000	$1,100,000
Gregory L. Call	8,100	$325,000	4,050	$162,500	2,901	$162,500	$650,000
Ryan B. Bell	9,035	$362,500	4,517	$181,250	3,236	$181,250	$725,000
Craig A. Buick	9,035	$362,500	4,517	$181,250	3,236	$181,250	$725,000
__________________________________________
(1)Unit amounts were determined by dividing the targeted value by $40.12 (the closing price on the date of grant) for the RSUs and ROAE PSUs, and by $56.01 (the fair value on the date of grant as determined under a Monte Carlo valuation in accordance with accounting rules) for the TSR PSUs.
(2)Amounts represent target shares.
(3)The target grant values set forth in the table above reflect the value of the entire 2021 ROAE PSUs, without regard for when the performance goals are established. Because of the accounting rules governing preparation of the Summary Compensation Table, the grant date fair value for the ROAE PSUs awarded in 2021 as reported in the Summary Compensation Table are different than the target award values set forth in the table above. For ROAE based performance awards, goals for all three years were not set at the time of grant. The ROAE PSUs granted to NEOs in 2021 will vest in three annual tranches based on the achievement of targets established by the Compensation Committee at the beginning of each applicable year, based on the Company’s budget for that year. Under the applicable accounting rules, the Summary Compensation Table only reflects the value of grants made during the year for which applicable performance goals have been set. Only the performance goals for the 2021 fiscal year were approved at the time the PSUs were awarded in 2021. As a result, for the 2021 ROAE PSUs, the Summary Compensation Table does not include the value of the PSUs that could vest with respect to fiscal 2022 or fiscal 2023. Such amounts will be included in the Summary Compensation Table for fiscal 2022 and fiscal 2023, respectively, when the performance goals are established.

Restricted Stock Units.
2021 Time-Based Restricted Stock Units. The time-based RSUs granted to NEOs on March 9, 2021 under the 2017 Incentive Award Plan (the “2017 Plan”) vest in three equal annual installments on each of March 9, 2022, March 9, 2023 and March 9, 2024 subject to continued employment with the Company on the applicable vesting date.

Performance Equity.
For 2021 performance-based equity awards, the Compensation Committee granted a combination of ROAE PSUs and TSR PSUs.
2021 ROAE PSUs. Similar to the ROAE PSUs granted in 2020, the ROAE PSUs granted to the NEOs in 2021 vest in three annual tranches based on the achievement of Return on Average Equity targets established by the Compensation Committee at the beginning of each applicable year (for the 2021 grants, 2021, 2022, 2023), based on the Company’s ROAE budget for that year. If a threshold goal is achieved during the applicable year, then at least 50% of the target ROAE PSUs eligible to vest with respect to that year will vest, and if the maximum goal is achieved or exceeded during the applicable year, then 200% of the target ROAE PSUs eligible to vest with respect to that year will vest.
Target ROAE for 2021 was 23.1% (for both Tranche 1 of the 2021 ROAE PSU grant and Tranche 2 of the 2020 ROAE PSU grant) and is defined as (a) net income from continuing operations attributable to Encore adjusted for: unbudgeted expenses related to Board-approved refinancing transactions, gains/losses on unbudgeted divestitures and other charges or gains that are not indicative of ongoing operations; divided by (b) the average Encore stockholders equity for the performance year. The Company’s actual Adjusted ROAE attained in 2021 was 29.7%, which resulted in vesting of the two tranches as follows:

Description	ROAE Target(1)	Adjusted 2021 ROAE Result(1)	Vesting Percentage
2020 ROAE PSU Grant - Tranche 2	23.1%	29.7%	200.0%	(2)
2021 ROAE PSU Grant - Tranche 1	23.1%	29.7%	200.0%	(2)
__________________________________________
(1)     Pursuant to the terms of the award agreements for the ROAE PSUs, the Compensation Committee adjusted the 2021 actual ROAE of 29.2%, to reflect certain unbudgeted expenses incurred as a result of the issuance of senior secured notes.
(2)     Represents the maximum amount as the 2021 ROAE exceeded the maximum goal of 27.7%.

Name	2021 ROAE PSU Grant - Tranche 1 - Target (#)	Vesting Percentage	2021 ROAE PSU Grant - Tranche 1 - Total Vesting (#)
Ashish Masih	5,193	200.0%	10,386
Jonathan C. Clark	2,285	200.0%	4,570
Gregory L. Call	1,350	200.0%	2,700
Ryan B. Bell	1,506	200.0%	3,012
Craig A. Buick	1,506	200.0%	3,012

Name	2020 ROAE PSU Grant - Tranche 2 - Target (#)	Vesting Percentage	2020 ROAE PSU Grant - Tranche 2 - Total Vesting (#)
Ashish Masih	4,788	200.0%	9,576
Jonathan C. Clark	2,176	200.0%	4,352
Gregory L. Call	1,523	200.0%	3,046
Ryan B. Bell	1,523	200.0%	3,046
Craig A. Buick	1,523	200.0%	3,046

Prior Year EPS PSUs. The EPS PSUs granted to NEOs in 2019 vest in three annual tranches based on the achievement of Adjusted Economic EPS targets established by the Compensation Committee at the beginning of each applicable year (2019, 2020, 2021), based on the Company’s Adjusted Economic EPS budget for that year. If a threshold goal is achieved during the applicable year, then at least 50% of the target EPS PSUs eligible to vest with respect to that year will vest, and if a certain maximum goal is achieved or exceeded during the applicable year, then 200% of the target EPS PSUs eligible to vest with respect to that year will vest.
Target Adjusted Economic EPS for 2021 was $10.52 and is defined as adjusted income from continuing operations attributable to Encore excluding the contribution of the Latin America Asia Pacific (“LAAP”) operating segment and non-cash interest and issuance cost amortization relating to our convertible and exchangeable notes, acquisition, integration and restructuring related expenses, settlement fees and related administrative expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations. The Company’s actual Adjusted Economic EPS attained in 2021 was $12.36, which resulted in vesting of the 2019 EPS PSUs as follows:

Description	Adjusted Economic EPS Target	2021 Adjusted Economic EPS Result	Vesting Percentage
2019 EPS PSU Grant - Tranche 3	$10.52	$12.36	200.0%	(1)
__________________________________________
(1)     Represents the maximum amount as the Company’s 2021 Adjusted Economic EPS result exceeded the maximum goal of $11.36.

Name	2019 EPS PSU Grant - Tranche 3 - Target (#)	Vesting Percentage	2019 EPS PSU Grant - Tranche 3 - Total Vesting (#)
Ashish Masih	7,105	200.0%	14,210
Jonathan C. Clark	4,179	200.0%	8,358
Gregory L. Call	2,925	200.0%	5,850
Ryan B. Bell	2,716	200.0%	5,432
Craig A. Buick	N/A	N/A	N/A	(1)
________________________________________
(1)    Mr. Buick was appointed Chief Executive Officer of Cabot Credit Management effective in January 2020 and did not receive a 2019 EPS PSU award.
2021 TSR PSUs. The 2021 TSR PSUs have a performance period that runs from March 2021 through December 2023 and will cliff vest on March 9, 2024 based on the Company’s three-year relative TSR compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant and provided that the NEO’s remain continuously employed through that date. The Compensation Committee chose relative TSR as an objective metric to evaluate our performance against the performance of other broadly similar companies and to align the interests of our NEOs with the interests of stockholders. The Compensation Committee worked with FW Cook to select the S&P SmallCap 600 Financial Sector Index as the comparator group.
Zero to 200% of the target TSR PSUs are eligible to vest, depending on the Company’s relative TSR percentile ranking, as set forth in the table below. No TSR PSUs will vest if our relative TSR performance is below the 30th percentile. In addition, if our absolute TSR for the performance period is negative, the number of TSR PSUs that will vest is capped at 100% of the target number of shares regardless of our percentile ranking. If our relative total stockholder return percentile ranking is above the 30th percentile and between the levels shown in the table below, the portion of the TSR PSUs that vests is linearly interpolated between the two nearest vesting percentages, as follows:

Relative Total Stockholder Return Percentile v. S&P Small Cap 600 Financial Sector Index Companies	TSR PSUs Vesting as a percentage of Target
90th or above	200%
50th	100%
30th	50%
below 30th	—%
2019 TSR PSUs. The TSR PSUs granted to NEOs in 2019 had a performance period that ran from March 2019 through December 2021 and cliff vested on March 9, 2022 based on the Company’s three-year relative TSR compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant. Similar to the 2021 TSR PSUs described in the table above, zero to 200% of the target TSR PSUs were eligible to vest, depending on the Company’s relative total stockholder return percentile ranking.

Description	3-Year Relative TSR Performance	Vesting Percentage
2019 TSR PSU Grant	89th percentile	196.0%	(1)
__________________________________________
(1)     Amount calculated based on the interpolated difference of 100% (50th percentile) and 200% (90th percentile or above).

Name	2019 TSR PSU Grant - Target (#)	Vesting Percentage	2019 TSR PSU Grant - Total Vesting (#)
Ashish Masih	4,287	196.0%	8,402
Jonathan C. Clark	2,522	196.0%	4,943
Gregory L. Call	1,765	196.0%	3,459
Ryan B. Bell	1,639	196.0%	3,212
Craig A. Buick(1)	N/A	N/A	N/A
__________________________________________
(1)     Mr. Buick was appointed Chief Executive Officer of Cabot Credit Management effective in January 2020 and did not receive a 2019 TSR PSU award.
Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under the Separation Plan (for U.S. based executives, Messrs. Masih, Clark, Call and Bell) or under an individual employment agreement (for our non-U.S. based executive, Mr. Buick) are designed to provide an important safety net that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of an involuntary termination independent of or in connection with a change-in-control transaction. We do not have single-trigger equity vesting acceleration or cash payments upon a change of control and we do not provide excise tax gross-ups. We believe that the provisions of our severance arrangements are consistent with the principal objectives of our compensation programs and that the payments that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels. The executives are subject to certain restrictions, including (among other things) covenants for non-solicitation and non-disparagement and are required to execute a general release, in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interest and the best interests of our stockholders.

Other Benefits and Programs. Our NEOs in the United States are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching charitable gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination every two years.
Mr. Buick is based in the United Kingdom and is eligible to participate in the benefits generally made available by Cabot to its UK-based regular full-time employees, such as health insurance benefits and an employer pension scheme. Mr. Buick elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.

Tax Considerations
Internal Revenue Code Section 162(m). When reviewing compensation matters, the Compensation Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated. The Compensation Committee retains the discretion to provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Executive Compensation Governance Policies
Pledging and Hedging Policy. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in transactions which limit their downside in our securities (“hedging transactions”) such as short sales or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negatively impact our stock price. The policy also prohibits the purchase of Company securities on margin and the pledging of Company securities and contains additional restrictions applicable to insiders, including our executive officers and directors.
Compensation Recovery Policy.  The Compensation Committee has adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback cash and equity incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.
Stock Ownership Requirements. The Compensation Committee maintains equity ownership requirements to promote substantial equity ownership by the Company’s management and align their interests with the interests of our long-term stockholders. Each executive is required to own equity equal to a multiple of their base salary, reflecting each executive’s role and level of responsibility at the Company. For the purposes of these requirements, all shares owned and unvested RSUs are included in the calculation. Unexercised stock options and unearned PSUs are not included in the calculation. Executives have five years from their appointment as an executive officer to attain the required level of ownership. Executives who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All NEOs have met their applicable equity ownership requirements as of the record date.

Title/Position	Stock Ownership Requirements
Chief Executive Officer	6x Base Salary
All Other NEOs	3x Base Salary

Key Changes for 2022 Compensation
The Compensation Committee and Company management continually seek to improve the executive compensation program to further support the execution of the Company’s business and human capital strategies, facilitate the alignment of management’s long-term interests with those of stockholders, and to reflect best pay practices. With the feedback of management and FW Cook, the Compensation Committee has determined to make the following changes for 2022:
Long-Term Incentive Program Design.
For 2022 long-term equity incentive awards, the Compensation Committee determined to retain a design consisting of a combination of 50% time-vested RSUs and 50% PSUs. Of the PSUs, consistent with 2021, 50% will be TSR PSUs, which have a performance period that runs from March 2022 through December 2024 and will cliff vest on March 9, 2025 based on the Company’s relative TSR compared to other companies in the S&P SmallCap 600 Financial Sector Index.
The remaining 50% of the PSUs will vest based on the Company’s performance against a pre-established three-year pre-tax Return on Invested Capital (“ROIC”) target, a new performance metric for our long-term equity incentive awards, which is helpful in evaluating the efficient and effective use of capital, and is an important component of long-term shareholder return. Management uses ROIC as a measure to monitor and evaluate operating performance relative to our invested capital. ROIC is calculated as last twelve months adjusted income from operations, divided by our average invested capital. Adjusted income from operations excludes acquisition, integration and restructuring related expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations. Average invested capital is defined as the aggregate of average Net Debt, average GAAP equity and average redeemable noncontrolling interest and is calculated as the sum of current and prior period ending amounts divided by two.
The ROIC PSUs have a performance period that runs from January 2022 through December 2024 and will cliff vest on March 9, 2025.
For consistency, the remaining tranches of the 2020 ROAE PSUs and the 2021 ROAE PSUs will use ROIC instead of ROAE as the performance target but will retain annual goals and vesting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2021, the members of the Compensation Committee were Ash Gupta, Laura Newman Olle, Richard J. Srednicki, Angela K. Knight. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Ash Gupta (Chair)
Angela Knight
Laura Newman Olle
Richard J. Srednicki

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk-taking arising from our employee compensation policies and practices. The Compensation Committee, with the assistance of FW Cook, regularly reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:
•Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate financial operating measures, strategic objectives and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.
•The single biggest element of our executive compensation program is equity-based awards, which support a long-term performance focus for our executive officers and discourage excessive or inappropriate emphasis on short-term results.
•The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.
•The Company maintains a Compensation Recovery Policy, under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company.
•The Company maintains policies that prohibit our employees, officers, directors and key consultants from engaging in transactions that involve the hedging or pledging of our securities.
•The Company’s equity ownership requirements align management with stockholders and helps reduce the taking of excessive risk by senior management in Company decisions.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Comp.(2)	All Other Comp.(3)	Total
Ashish Masih	2021	$785,890	$2,560,429	$1,237,456	$17,000	$4,600,775
President and Chief Executive Officer	2020	$764,260	$2,272,939	$1,295,145	$12,000	$4,344,344
	2019	$750,000	$1,386,231	$1,259,248	$11,956	$3,407,435
Jonathan C. Clark	2021	$627,413	$1,171,555	$1,005,116	$24,900	$2,828,984
Executive Vice President, Chief Financial Officer and Treasurer	2020	$605,377	$1,099,490	$1,181,908	$14,900	$2,901,675
	2019	$586,618	$821,735	$1,057,392	$11,781	$2,477,526

Gregory L. Call	2021	$429,381	$720,073	$458,579	$8,700	$1,616,733
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2020	$421,132	$773,509	$482,594	$8,700	$1,685,935
	2019	$408,082	$578,436	$593,442	$8,650	$1,588,610

Ryan B. Bell	2021	$454,755	$774,222	$619,240	$15,637	$1,863,854
President, Midland Credit Management	2020	$433,644	$726,412	$696,500	$14,500	$1,871,056
	2019	$388,493	$509,226	$635,712	$14,200	$1,547,631
Craig A. Buick(4)	2021	$495,216	$665,256	$479,527	$74,673	$1,714,672
Chief Executive Officer, Cabot Credit Management	2020	$490,118	$583,284	$705,040	$75,630	$1,854,072

__________________________________________
(1)Amounts represent the grant date fair value of RSU and PSU awards granted during the applicable year, computed in accordance with FASB ASC Topic 718 (“ASC 718”). For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2021, 2020 and 2019. The aggregate grant date fair value of the RSUs was calculated as the product of the number of RSUs multiplied by the closing price for our stock on the NASDAQ on the grant date. The aggregate grant date fair value of the TSR PSUs granted in 2021 was calculated using a Monte Carlo valuation, which established a grant date fair value of $56.01 per share. The significant assumptions used in the Monte Carlo valuation for the TSR PSUs granted in 2021 were a volatility rate of 67.88%, a risk-free interest rate of 0.32%, a dividend yield of 0%, and a simulation period of 2.81 years. The aggregate grant date fair values of the EPS PSUs and ROAE PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for 2021 PSU grants, was target level performance. Therefore, values in the table for these PSUs are computed as the product of the number of PSUs to be delivered assuming target level performance multiplied by the closing price for our stock on the NASDAQ on the grant date. Additional information about the awards reflected in this column is set forth in the footnotes to the 2021 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2021 Year-End table, below.
The table below provides details of the components that make up the fiscal year 2021 stock awards reported in this column. Consistent with the requirements of ASC 718, the value of the PSUs displayed in the table below include the portions of the awards for which a goal was established in 2021, which includes Tranche 3 of the 2019 EPS PSU grant, Tranche 2 of the 2020 ROAE PSU grant and Tranche 1 of the 2021 ROAE PSU grant. The remaining portions of the ROAE PSU awards will be linked to goals established in subsequent years and will be reported in the Summary Compensation Table for those years.

Components of Stock Awards						Additional Information
Name	RSU ($)	TSR PSU ($)	EPS PSU Expected - Target ($)	ROAE PSU Expected - Target ($)	Total	EPS and ROAE PSU Awards at Maximum ($)
Ashish Masih	$1,249,979	$624,960	$285,053	$400,438	$2,560,429	$1,370,981
Jonathan C. Clark	$549,965	$274,953	$167,661	$178,975	$1,171,555	$693,274
Gregory L. Call	$324,972	$162,485	$117,351	$115,265	$720,073	$465,232
Ryan B. Bell	$362,484	$181,248	$108,966	$121,523	$774,222	$460,979
Craig A. Buick	$362,484	$181,248	$—	$121,523	$665,256	$243,047

(2)Amounts represent the payouts of KCP bonuses for performance during the applicable year and paid early in the subsequent year. For 2021, KCP was funded based on the Company’s performance relative to pre-established targets or goals for GAAP Net Income, strategic initiatives, call quality and consumer satisfaction score goals, and inclusion and net promoter scores and other factors deemed appropriate by the Compensation Committee, including individual performance.
(3)For Messrs. Masih, Clark, Call and Bell, amounts in this column include matching contributions to our 401(k) plan, contributions to Health Savings Accounts and matching contributions pursuant to charitable donation programs of the Company. For Mr. Buick, the amount represents approximately $74,282 in cash payments made in lieu of Cabot pension scheme contributions (“Opt-out Cash Payments”) and a family gym membership for a portion of the year. Mr. Buick elected not to participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.
(4)Cash amounts, including salary, bonus and other compensation, received by Mr. Buick are paid in British pounds. For 2021, we calculated the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2021 of 1.3756 U.S. dollars per British pound. For 2020, amount disclosed represents amount disclosed in 2020, utilizing an average exchange rate for the last business day of fiscal 2020 of 1.35772 U.S. dollars per British pound. Mr. Buick did not receive an increase in base salary in 2021.

2021 GRANTS OF PLAN-BASED AWARDS
The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashish Masih
KCP(2)		$434,500	$869,000	$1,738,000
PSU - 2019 EPS(3)	3/9/2021				3,552	7,105	14,210		$285,053
PSU - 2020 ROAE(4)	3/9/2021				2,394	4,788	9,576		$192,095
PSU - 2021 ROAE(5)	3/9/2021				2,596	5,193	10,386		$208,343
PSU - TSR(6)	3/9/2021				5,579	11,158	22,316		$624,960
RSU(7)	3/9/2021							31,156	$1,249,979
Jonathan C. Clark
KCP(2)		$313,706	$627,413	$1,254,826
PSU - 2019 EPS(3)	3/9/2021				2,089	4,179	8,358		$167,661
PSU - 2020 ROAE(4)	3/9/2021				1,088	2,176	4,352		$87,301
PSU - 2021 ROAE(5)	3/9/2021				1,142	2,285	4,570		$91,674
PSU - TSR(6)	3/9/2021				2,454	4,909	9,818		$274,953
RSU(7)	3/9/2021							13,708	$549,965
Gregory L. Call
KCP(2)		$161,018	$322,036	$644,071
PSU - 2019 EPS(3)	3/9/2021				1,462	2,925	5,850		$117,351
PSU - 2020 ROAE(4)	3/9/2021				761	1,523	3,046		$61,103
PSU - 2021 ROAE(5)	3/9/2021				675	1,350	2,700		$54,162
PSU - TSR(6)	3/9/2021				1,450	2,901	5,802		$162,485
RSU(7)	3/9/2021							8,100	$324,972
Ryan B. Bell
KCP(2)		$193,271	$386,542	$773,084
PSU - 2019 EPS(3)	3/9/2021				1,358	2,716	5,432		$108,966
PSU - 2020 ROAE(4)	3/9/2021				761	1,523	3,046		$61,103
PSU - 2021 ROAE(5)	3/9/2021				753	1,506	3,012		$60,421
PSU - TSR(6)	3/9/2021				1,618	3,236	6,472		$181,248
RSU(7)	3/9/2021							9,035	$362,484
Craig A. Buick
KCP(2)		$210,467	$420,934	$841,867
PSU - 2020 ROAE(4)	3/9/2021				761	1,523	3,046		$61,103
PSU - 2021 ROAE(5)	3/9/2021				753	1,506	3,012		$60,421
PSU - TSR(6)	3/9/2021				1,618	3,236	6,472		$181,248
RSU(7)	3/9/2021							9,035	$362,484

__________________________________________
(1)Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. In addition, the aggregate grant date fair value of the TSR PSUs granted in 2021 was calculated using a Monte Carlo valuation, which established a grant date fair value of $56.01 per share. The significant assumptions used in the Monte Carlo valuation were a volatility rate of 67.88%, a risk-free interest rate of 0.32%, a dividend yield of 0%, and a simulation period of 2.81 years. The aggregate grant date fair values of the EPS PSUs and ROAE PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for 2021 PSU grants, was target level performance. Therefore, values in the table for these PSUs are computed as the product of the number of PSUs to be delivered assuming target level performance multiplied by the closing price for our stock on the NASDAQ on the grant date.
(2)Represents the potential payouts under the Company’s KCP for 2021. The threshold level is 50% of target and the maximum level is set at 200% of target.
(3)Represents awards of EPS PSU awards under the 2017 Plan that vest in three annual tranches based on the Company’s performance relative to a one-year Economic EPS target established at the beginning of the applicable year and continued employment. The EPS PSU amounts shown in the table above represent, consistent with the applicable accounting rules, the value of one-third of the target number of 2019 EPS PSUs awarded at grant as only the goal for the third tranche of the award was established on March 9, 2021.
(4)Represents awards of ROAE PSU awards under the 2017 Plan that vest in three annual tranches based on the Company’s performance relative to a one-year ROAE target established at the beginning of the applicable year and continued employment. The ROAE PSU amounts shown in the table above represent, consistent with the applicable accounting rules, the value of one-third of the target number of 2020 ROAE PSUs awarded at grant as only the goal for the second tranche of the award was established on March 9, 2021.
(5)Represents awards of ROAE PSU awards under the 2017 Plan that vest in three annual tranches based on the Company’s performance relative to a one-year ROAE target established at the beginning of the applicable year and continued employment. The ROAE PSU amounts shown in the table above represent, consistent with the applicable accounting rules, the value of one-third of the target number of 2021 ROAE PSUs awarded at grant as only the goal for the first tranche of the award was established on March 9, 2021.
(6)Represents awards of TSR PSUs under the 2017 Plan that have a performance-period running from March 2021 through December 2023 and will cliff vest on March 9, 2024 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment.
(7)Represents awards of RSUs under the 2017 Plan. The RSUs granted on March 9, 2021 vest in three equal annual installments on each of March 9, 2022, March 9, 2023 and March 9, 2024 subject to continued employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning awards that were outstanding for each of our NEOs as of December 31, 2021.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ashish Masih	4,166	—	$22.17	4/6/2022
	26,285	—	$30.95	3/9/2024
2019 RSU					8,881	(2)	$551,599
2020 RSU					19,152	(3)	$1,189,531
2021 RSU					31,156	(4)	$1,935,099
2019 EPS PSU								14,210	(5)	$882,583
2019 TSR PSU								8,574	(6)	$532,531
2020 ROAE PSU								9,576	(7)	$594,765
2020 TSR PSU								23,808	(8)	$1,478,715
2021 ROAE PSU								10,386	(9)	$645,074
2021 TSR PSU								22,316	(10)	$1,386,047
Jonathan C. Clark	41,617	—	$30.95	3/9/2024
2019 RSU					5,224	(2)	$324,463
2020 RSU					8,705	(3)	$540,668
2021 RSU					13,708	(4)	$851,404
2019 EPS PSU								8,358	(5)	$519,115
2019 TSR PSU								5,044	(6)	$313,283
2020 ROAE PSU								4,352	(7)	$270,303
2020 TSR PSU								10,822	(8)	$672,154
2021 ROAE PSU								4,570	(9)	$283,843
2021 TSR PSU								9,818	(10)	$609,796
Gregory L. Call	—	—	—	—
2019 RSU					3,657	(2)	$227,136
2020 RSU					6,093	(3)	$378,436
2021 RSU					8,100	(4)	$503,091
2019 EPS PSU								5,850	(5)	$363,344
2019 TSR PSU								3,530	(6)	$219,248
2020 ROAE PSU								3,046	(7)	$189,187
2020 TSR PSU								7,574	(8)	$470,421
2021 ROAE PSU								2,700	(9)	$167,697
2021 TSR PSU								5,802	(10)	$360,362
Ryan B. Bell	—	—	—	—
2019 RSU					3,396	(2)	$210,926
2020 RSU					6,093	(3)	$378,436
2021 RSU					9,035	(4)	$561,164
2019 EPS PSU								5,432	(5)	$337,382
2019 TSR PSU								3,278	(6)	$203,597
2020 ROAE PSU								3,046	(7)	$189,187
2020 TSR PSU								7,574	(8)	$470,421
2021 ROAE PSU								2,700	(9)	$167,697

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
2021 TSR PSU								6,472	(10)	$401,976
Craig A. Buick	—	—	—	—
2019 RSU					5,628	(2)	$349,555
2020 RSU					6,093	(3)	$378,436
2021 RSU					9,035	(4)	$561,164
2020 ROAE PSU								3,046	(7)	$189,187
2020 TSR PSU								7,574	(8)	$470,421
2021 ROAE PSU								3,012	(9)	$187,075
2021 TSR PSU								6,472	(10)	$401,976
__________________________________________
(1)Market value for awards was calculated using the closing price of $62.11 per share for our common stock on December 31, 2021.
(2)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2019. The RSU award vested in three equal annual installments beginning on March 9, 2020. Amount includes the third installment, which vested on March 9, 2022.
(3)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2020. The RSU award vests in three equal annual installments beginning on March 9, 2021. Amount includes the second installment, which vested on March 9, 2022 and the other third installment, which is scheduled to vest on March 9, 2023, subject to continued employment.
(4)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2021. The RSU award vests in three equal annual installments beginning on March 9, 2022. Amount includes the first installment, which vested on March 9, 2022 and the other two installments, which are scheduled to vest on March 9, 2023 and March 9, 2024, subject to continued employment.
(5)Amounts reported represent outstanding portions of tranche 3 of the EPS PSUs granted pursuant to the 2017 Plan on March 9, 2019. Amount represents one-third of the total EPS PSU grant. See Summary Compensation Table footnote 1 for further information on the EPS PSU award. Tranche 3 of the EPS PSUs vested in March 2022 based on the achievement of a pre-established Economic EPS goal.  Based on 2021 performance at above target levels, amount reported represents payout at maximum levels. See “Performance Equity” above for actual results and shares issued in March 2022.
(6)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2019 that had a performance-period running from March 2019 through December 2021 and cliff vested on March 9, 2022 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index. Based on 2021 performance at above target levels, amount reported represents payout at maximum levels.
(7)Amounts reported represent outstanding portions of tranche 2 of the ROAE PSUs granted pursuant to the 2017 Plan on March 9, 2020. Amount represents one-third of the total ROAE PSU grant. See Summary Compensation Table footnote 1 for further information on the ROAE PSU award. Tranche 2 of the ROAE PSUs vested in March 2022 based on the achievement of a pre-established ROAE goal. Based on 2021 performance at above target levels, amount reported represents payout at maximum levels. See “Performance Equity” above for actual results and shares issued in March 2022.
(8)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2020 that have a performance-period running from March 2020 through December 2022 and will cliff vest on March 9, 2023 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment. Based on 2021 performance at above target levels as of December 31, 2021, amount reported represents payout at maximum levels.
(9)Amounts reported represent outstanding portions of tranche 1 of the ROAE PSUs granted pursuant to the 2017 Plan on March 9, 2021. Amount represents one-third of the total ROAE PSU grant. See Summary Compensation Table footnote 1 for further information on the ROAE PSU award. Tranche 1 of the ROAE PSUs vested in March 2022 based on the achievement of a pre-established ROAE goal. Based on 2021 performance at above target levels, amount reported represents payout at maximum levels. See “Performance Equity” above for actual results and shares issued in March 2022.
(10)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2021 that have a performance-period running from March 2021 through December 2023 and will cliff vest on March 9, 2024 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment. Based on 2021 performance at above target levels as of December 31, 2021, amount reported represents payout at maximum levels.

2021 OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock option exercises and shares acquired on the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Ashish Masih	—	$—	52,429	$2,103,451
Jonathan C. Clark	—	$—	29,262	$1,173,991
Gregory L. Call	30,189	$904,412	20,827	$835,579
Ryan B. Bell	12,047	$114,457	16,777	$673,093
Craig A. Buick	—	$—	21,105	$904,959
__________________________________________
(1)Amount represents the difference between the market value on the exercise date of the shares underlying the options that were exercised and the option exercise price.
(2)Amount represents the market value of the vesting stock on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL
This section describes the payments that may be made to our NEOs upon separation under the Separation Plan (for Messrs. Masih, Clark, Call and Bell) or pursuant to an individual agreement (for Mr. Buick) and, based on certain assumptions or the circumstances described below.

Basic Assumptions
The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2021 using the base salaries in effect and the share price of our common stock as of that day. Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.
We note that because a change in control did not occur on December 31, 2021, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon an involuntary termination or termination in connection with a change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination Without Cause, Resignation for Good Reason or a Termination in Connection with a Change in Control
Executive Separation Plan Arrangements; Award Agreements. We do not have formal employment agreements with our NEOs located in the United States; however, Messrs. Masih, Clark, Call and Bell are participants in the Company’s Executive Separation Plan (the “Separation Plan”). As of December 31, 2021, the termination terms and conditions relating to our Separation Plan and equity award arrangements (whether or not in connection with a change in control) were as follows:
•The Separation Plan provides that if the executive is terminated without Cause or terminates with Good Reason (both as defined in the Separation Plan) each not in connection with a change in control of the Company, then the terminated executive would receive (1) two times his base salary plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits. In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.
•The Separation Plan provides that if the executive is terminated without Cause in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, plus (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits.  In addition, performance-based equity awards would immediately vest pro rata (based on the amount of time employed during the performance period and based on the greater of target levels or to-date performance) and time-based equity awards would immediately vest.
•Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest upon the death or disability (as defined in the award agreement) of the executive. PSUs would vest at target except the ROAE PSUs, which vest based on actual performance for any performance period that has been completed and vest at target for any performance period that has not been completed.

•Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement). PSUs would vest based on actual performance for any performance period that has been completed and vest at target for any performance period that has not been completed. For Executive Separation Plan participants, terminations within 180 days prior to or two years after a Change of Control are considered to be in connection with a change of control. For non-Executive Separation participants terminations within 60 days before or one year after a Change of Control are considered to be in connection with a change of control.
•If a Change of Control occurs and the TSR PSUs are not assumed, then the TSR PSUs will vest based on the actual achievement of performance goals through the Change of Control. If the TSR PSUs are assumed, they will be earned based on the actual achievement of performance goals through the Change of Control, and will remain outstanding to vest on the March 9 three years from the grant date (subject to continued employment). EPS PSUs and ROAE PSUs are subject to the same treatment, except that, with respect to any performance period that has not yet been completed as of the Change of Control, the target number of such PSUs will performance-vest, and will remain outstanding to vest on the March 9 on which such PSUs otherwise would have vested.
Adjustments to Payments and Timing of Payments. The Separation Plan contains a “best net” provision, which provides that if a participant becomes subject to the excise tax imposed by IRC Section 4999, then the Company and the participant agree that the aggregate “parachute payment” will be subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999 if such reduction would result in the participant retaining on an after-tax basis an amount equal to or greater than the amount that the participant would have retained had he not been subject to the excise tax.
Restrictive Covenants. As a condition to receiving payments under the Separation Plan, the participating NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:
•non-disparagement of the Company;
•non-solicitation of our employees for 24 months following termination; and
•continued cooperation with all outstanding matters or issues relating to the Company.
Definitions. The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:
•a conviction of the participant of – or the plea of guilty or nolo contendere to – (1) a felony or (2) a misdemeanor involving moral turpitude;
•a willful misconduct or gross negligence by the participant;
•failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;
•refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or
•fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.
The term “Good Reason” is defined as any one of the following reasons:
•material reduction in the executive’s base compensation or target bonus;

•material reduction in the titles, authority, duties or responsibilities of the executive;
•change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent; and
•in the case of the Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan by the acquirer within 45 days of a Change in Control.
For situations where there is a termination in connection with a Change of Control, the term “Change of Control” is defined in equity award agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):
•any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);
•the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;
•any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or
•the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.
Buick Employment Agreement. Mr. Buick is a party to an employment agreement with Cabot, which provides for 12 months’ notice by Cabot prior to his termination (except in certain circumstances, such as gross misconduct, criminal offense, and failure to perform specified duties) or 12 months’ notice by Mr. Buick prior to any resignation. Pursuant to his employment agreement, for a 12-month period after termination Mr. Buick is subject to certain restrictions, including, non-solicitation and non-competition restrictions. Cabot may terminate the employment agreement at any time by paying an amount equal to the salary Mr. Buick would have received during any remaining portion of the 12-month notice period.

Termination Without Cause or Resignation for Good Reason. The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in the Separation Plan and employment agreement for our NEOs and described above, assuming the triggering event occurred on December 31, 2021.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Ashish Masih	$1,580,000	$1,237,456	$50,985	$4,435,710	$7,304,151
Jonathan C. Clark	$1,262,676	$1,005,116	$34,647	$2,258,941	$4,561,379
Gregory L. Call	$861,492	$458,579	$50,985	$1,519,148	$2,890,204
Ryan B. Bell	$915,200	$619,240	$50,311	$1,500,391	$3,085,143
Craig A. Buick(5)	$495,216	$479,527	$77,289	$1,102,142	$2,154,175
__________________________________________
(1)Amounts represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: 200% of base salary for Messrs. Masih, Clark, Call, and Bell.
(2)For Messrs. Masih, Clark, Call, Bell and Buick, severance bonus includes a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs. Amounts represent the actual bonus earned for fiscal year 2021.
(3)For Messrs. Masih, Clark, Call and Bell, amounts represent the estimated value of 24 months of continued health benefits, based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2021.
(4)Fair market value is based on the closing price of $62.11 per share for our common stock on December 31, 2021.
(5)The employment agreement with Mr. Buick requires 12 months’ notice by the Company prior to termination. Amounts reported assume 12 months’ notice and represent amounts expected to be paid during the 12 month notice period including his annual salary; bonus; health benefits and pension scheme; and equity vesting. Assumes no vesting of PSUs that are not expected to vest. If the Company does not provide notice and instead terminates the employment agreement with Mr. Buick, the Company would only need to pay Mr. Buick $495,216, which represents 12 months’ salary. For Mr. Buick, who receives amounts in British pounds, we calculated the U.S. dollar equivalent for his salary and other payments using an average exchange rate for 2021 of 1.3756 U.S. dollars per British pound.
Termination in Connection with a Change in Control. The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination in connection with a change of control as outlined in the equity agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2021.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Ashish Masih	$1,580,000	$2,106,456	$50,985	$9,868,906	$13,606,347
Jonathan C. Clark	$1,262,676	$1,632,529	$34,647	$4,680,113	$7,609,964
Gregory L. Call	$861,492	$780,615	$50,311	$3,054,508	$4,746,926
Ryan B. Bell	$915,200	$1,005,782	$50,985	$3,135,375	$5,107,342
Craig A. Buick(5)	$495,216	$479,527	$77,289	$2,737,126	$3,789,158
__________________________________________
(1)Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: 200% of base salary for Messrs. Masih, Clark, Call and Bell.
(2)Amounts include (i) a lump sum cash payment equal to a pro rata target bonus with respect to the year that separation occurs plus (ii) the greater of 100% of the executive’s respective target bonus or 100% of the executive’s respective bonus that would have been paid assuming that actual year-to-date performance was annualized.

(3)For Messrs. Masih, Clark, Call and Bell amounts represent the estimated value of 24 months of continued health benefits based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2021.
(4)Fair market value is based on the closing price of $62.11 per share for our common stock on December 31, 2021.
(5)The employment agreement with Mr. Buick requires 12 months’ notice by the Company prior to termination. Amounts reported assume 12 months’ notice and represent amounts expected to be paid during the 12 month notice period including his annual salary; bonus; and health benefits and pension scheme. If the Company does not provide notice and instead terminates the employment agreement with Mr. Buick, the Company would only need to pay Mr. Buick $495,216, which represents 12 months’ salary and he would still receive the accelerated vesting under the equity award agreements. For Mr. Buick, who receives amounts in British pounds, we calculated the U.S. dollar equivalent for his salary and other payments using an average exchange rate for 2021 of 1.3756 U.S. dollars per British pound.
Termination in the Event of a Death or Disability. The following table summarizes the amounts we estimate would be payable to the NEOs in the event of a death or disability of the NEO on December 31, 2021.

Name	Severance Salary Payments(1)	Severance Bonus Payments	COBRA or Cash Payment for Health Benefits(1)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(2)	Total
Ashish Masih	$—	$—	$—	$7,998,402	$7,998,402
Jonathan C. Clark	$—	$—	$—	$3,746,786	$3,746,786
Gregory L. Call	$—	$—	$—	$2,434,526	$2,434,526
Ryan B. Bell	$—	$—	$—	$2,515,082	$2,515,082
Craig A. Buick	$—	$—	$—	$2,383,223	$2,383,223
__________________________________________
(1)There are no amounts payable in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)Fair market value is based on the closing price of $62.11 per share for our common stock on December 31, 2021.

CEO PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Mr. Masih, our CEO, to that of the employee who has been identified as having annual compensation that is the median of all of our employees, excluding our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies, estimates and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For 2021, our last completed fiscal year, the total annualized compensation of Mr. Masih was $4,600,775 and the median employee’s annual total compensation was $28,681, resulting in a ratio of 160:1.
We identified the median employee by examining the 6,678 employees at the Company and its subsidiaries as of December 1, 2021. We identified our median employee by using a consistently applied compensation measure calculated as of December 1, 2021, which aggregated for each employee (a) annual base salary for salaried employees or hourly rate multiplied by work schedule for hourly employees, (b) target cash bonus and (c) actual commissions. We annualized pay for our full-time or permanent employees who were employed by us for less than the entire fiscal year. Compensation amounts paid in foreign currencies were converted to U.S. dollars based on exchange rates in effect on December 1, 2021. We did not include long term incentive awards in the calculation of the median employee because only a small number of employees receive long term incentive awards and, as a result, inclusion would not affect the calculation of the median employee. The Company did not make any cost-of-living adjustments.
Once we identified our median employee, we identified and calculated the elements of that employee’s compensation for 2021 in accordance with the requirements of 402(c)(2)(x) of Regulation S-K.

COMPENSATION OF DIRECTORS
We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards. The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity. We generally emphasize equity compensation over cash compensation, and we do not provide material benefits or perquisites to our non-employee directors. The Compensation Committee and Board regularly reviews our director compensation program and relies on peer group information provided by the independent compensation consultant, FW Cook. Based on our market review, our non-employee director compensation is at approximately the median level of our peer group.

Cash Retainers and Meeting Fees
In 2021, each non-employee director received an annual cash retainer for their service on the Board, as well as additional cash retainers if they serve as the Chair of the Board, on a committee or as the chair of a committee. Annual retainers were paid quarterly and were prorated based on the non-employee director’s service during the fiscal year. Non-employee directors were reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings. The following table sets forth annual cash compensation for non-employee directors in effect during fiscal 2021:

2021
Board Annual Retainer	$65,000
Chair Annual Retainers
Non-Executive Chairman of the Board	$120,000
Committee Chair (Per Committee)	$25,000
Committee Service Annual Retainers (Per Committee)	$10,000
Additional Committee Service Fee (per meeting)(1)	$1,000
__________________________________________
(1)Non-employee directors receive an additional committee service fee of $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that their time is fairly recognized in periods of unusually high activity.

Equity Compensation
Annual Grant. Each non-employee director receives an equity award with a grant-date fair market value of $130,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date of each annual meeting that occurs during the non-employee director’s service on our Board).
Vesting. Equity awards granted to our non-employee directors are fully vested on the date of grant.

Non-Employee Director Deferred Stock Compensation Plan
In prior periods, equity award retainers were granted as fully vested RSUs with underlying shares issued to the non-employee directors within 10 days from the date the non-employee director is no longer a member of the Board. In June 2016, the Company established a deferred compensation plan for non-employee directors that allows the deferral of cash payments and/or equity awards in the form of deferred stock units (“DSUs”). If a non-employee director elects to defer compensation, the non-employee director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board.
For 2021, all directors except Ms. Olle elected to receive their annual equity retainer in the form of DSUs. Ms. Olle elected to receive her annual equity retainer in shares of Company common stock. Certain directors have also elected to receive portions of their annual cash retainers in the form of DSUs. If the Company declares a dividend, non-employee director will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

Stock Ownership Requirements. The Company has adopted equity ownership requirements to promote substantial equity ownership by the Company’s non-employee directors and thereby further align their interests with the interests of our stockholders. Under these requirements, each non-employee director is required to own equity equal to five times the annual Board cash retainer. For the purposes of these requirements, all shares owned and unvested RSUs are included in the calculation. Unexercised stock options and unearned PSUs are not included in the calculation. Non-employee directors have five years from their election to attain the required level of ownership. Non-employee directors who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All directors have met their stock ownership requirements.
The following table sets forth the compensation earned by non-employee directors for service on our Board for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Ash Gupta	$100,000	$129,980	$—	$229,980
Wendy G. Hannam	$100,975	$129,980	$—	$230,955
Jeffrey A. Hilzinger	$86,000	$129,980	$—	$215,980
Angela A. Knight	$100,000	$129,980	$—	$229,980
Michael P. Monaco	$196,000	$129,980	$—	$325,980
Laura Newman Olle	$86,667	$129,980	$—	$216,647
Richard J. Srednicki	$85,000	$129,980	$—	$214,980
Richard P. Stovsky	$101,000	$129,980	$—	$230,980
__________________________________________
(1)Amounts reported in this column include amounts earned for service on the Board and various committees for service during 2021. In 2021, Messrs. Gupta and Srednicki each elected to defer portions of cash retainers into DSUs pursuant to the Non-Employee Director Deferred Stock Compensation Plan. Mr. Gupta and Mr. Srednicki received 943 DSUs and 935 DSUs, respectively, in lieu of cash as a result of their elections to defer portions of their cash retainers.
(2)Amount represents the grant date fair value of equity awards to each of our non-employee directors computed in accordance with FASB ASC Topic 718. Each director received an annual equity award retainer of 2,737 DSUs (or for Ms. Olle 2,737 shares of Common Stock). The grant date fair value may not reflect the actual value ultimately recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance and stock price fluctuations. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(3)The aggregate number of shares underlying outstanding RSUs and DSUs for each of the non-employee directors as of December 31, 2021 was:

Ash Gupta	31,558
Wendy G. Hannam	24,443
Jeffrey A. Hilzinger	10,925
Angela A. Knight	10,925
Michael P. Monaco	26,706
Laura Newman Olle	24,531
Richard J. Srednicki	33,480
Richard P. Stovsky	14,012

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2)

Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes in detail the decisions made by the Compensation Committee in 2021.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2021 compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in the Company’s proxy statement for the 2022 annual meeting of stockholders.”
Unless our Board modifies its policy on the frequency of say-on-pay votes, a non-binding, advisory vote on the compensation of our named executive officers will again be included in our proxy statement next year.

Required Vote
The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures
The Audit Committee of our Board has adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Related Person Transactions
We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 14, 2022, by: (1) each director and director nominee; (2) each Named Executive Officer; (3) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (4) all directors and executive officers as a group. Calculations of beneficial ownership are based on 24,309,184 shares of our common stock outstanding on April 14, 2022. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
BlackRock, Inc.(3)	4,180,246	17.20%
The Vanguard Group(4)	2,679,826	11.02%
Broad Run Investment Management, LLC(5)	2,078,243	8.55%
Dimensional Fund Advisors LP(6)	1,780,986	7.33%
FMR LLC(7)	1,754,977	7.22%
T.Rowe Price Associates, Inc.(8)	1,423,174	5.85%
Turtle Creek Asset Management, Inc.(9)	1,298,118	5.34%
Ashish Masih(10)	213,743	*
Jonathan C. Clark(10)	158,118	*
Ryan B. Bell	24,732	*
Craig A. Buick	51,912	*
Gregory L. Call	29,363	*
Ash Gupta(11)(12)	12,210	*
Wendy G. Hannam(11)	29,443	*
Jeffrey A. Hilzinger(11)	10,925	*
Angela A. Knight(11)	10,925	*
Michael P. Monaco(11)	26,706	*
Laura Newman Olle(11)	26,310	*
Richard J. Srednicki(11)	33,643	*
Richard P. Stovsky(11)	14,012	*
Current directors and executive officers as a group (13 persons)(10)(11)	642,042	2.62%
__________________________________________
*    Less than one percent.
(1)The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108.
(2)The numbers and percentages shown include the shares of common stock beneficially owned as of April 14, 2022, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 14, 2022, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs and DSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 28, 2022 by BlackRock. BlackRock has sole voting power with respect to 4,117,170 shares and sole dispositive power with respect to 4,180,246 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 10, 2022. Vanguard does not have any voting power and has sole dispositive power with respect to 2,630,626 shares. Vanguard has shared voting power with respect to 28,560 shares and shared dispositive power with respect to 49,200 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022 by Broad Run. Broad Run has sole voting power with respect to 2,008,972 shares and sole dispositive power with respect to 2,078,243 shares. The address for Broad Run is 1530 Wilson Blvd, Suite 530, Arlington, VA 22209.

(6)Information with respect to Dimensional Fund Advisors LP is based solely on a Schedule 13G/A filed with the SEC on February 8, 2022. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,744,233 shares and sole dispositive power with respect to 1,780,986 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(7)Information with respect to FMR LLC is based solely on a Schedule 13G/A filed with the SEC on February 9, 2022. FMR LLC has sole voting power with respect to 415 shares and has sole dispositive power with respect to 1,754,977 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(8)Information with respect to T. Rowe Price Associates, Inc. (“T.Rowe”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022. T.Rowe has sole voting power with respect to 303,746 shares and sole dispositive power with respect to 1,423,174 shares. The address for T.Rowe is 100 E. Pratt Street, Baltimore, MD 21202.
(9)Information with respect to Turtle Creek Asset Management, Inc. (“Turtle Creek”) is based solely on a Schedule 13G filed with the SEC on February 14, 2022 by Turtle Creek. Turtle Creek has sole voting power with respect to 1,298,118 shares and sole dispositive power with respect to 1,298,118 shares. The address for Turtle Creek is Scotia Plaza, 40 King Street West, Suite 5100, Toronto, Ontario M5H 3Y2 Canada.
(10)Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 14, 2022:

Ashish Masih	26,285
Jonathan C. Clark	41,617
Directors and executive officers as a group	67,902
(11)Includes the following number of fully vested deferred issuance RSUs and DSUs, which were issued as director compensation for Board service and the underlying shares will be distributed when the director is no longer a member of the Board:

Ash Gupta	3,396
Wendy G. Hannam	24,443
Jeffrey A. Hilzinger	10,925
Angela A. Knight	10,925
Michael P. Monaco	26,706
Laura Newman Olle	24,531
Richard J. Srednicki	33,643
Richard P. Stovsky	14,012
Directors and executive officers as a group	148,581
(12)Amount does not include 28,545 DSUs that were issued as director compensation for Board service. The distribution of the underlying shares of common stock will occur within 10 business days following the fifth anniversary of the date Mr. Gupta is no longer a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,188,410	$30.60	5,201,422
Equity compensation plans not approved by security holders	—	—	—
Total	1,188,410	$30.60	5,201,422
__________________________________________
(1)Includes (a) 878,309 unvested RSUs and PSUs, (b) 205,321 deferred RSUs or DSUs that are vested but for which the underlying shares have not been issued, and (c) 104,780 outstanding stock options, in each case as of December 31, 2021. Assumes a payout at maximum level with respect to the PSUs.
(2)The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSUs, PSUs or DSUs.
(3)The aggregate number of securities available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3)

Proposal
We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and we are submitting our appointment of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.
Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and that of our stockholders.

Required Vote
Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We expect representatives of BDO USA, LLP to be available at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2021.

Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2021 and 2020, and fees billed for other services rendered by BDO USA, LLP during those periods:

	2021	2020
Audit Fees(1)	$2,672,517	$2,797,069
Audit-Related Fees	—	15,782
Tax Fees	—	—
All Other Fees	—	—
Total	$2,672,517	$2,812,851
__________________________________________
(1)Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and audits of certain subsidiaries and business for statutory, regulatory and other purposes.

Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made by the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.
In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020.

REPORT OF THE AUDIT COMMITTEE
In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.
BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021, and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.
Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Audit Committee:

Richard P. Stovsky, Chairman
Wendy G. Hannam
Jeffrey A. Hilzinger
Michael P. Monaco

STOCKHOLDER PROPOSALS AND NOMINATIONS
Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2023 annual meeting, must be received at our principal executive offices by December 31, 2022 if our 2023 annual meeting is held within 30 days of June 10, 2023. If, however, our 2023 annual meeting is more than 30 days before or after June 10, 2023, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.
Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2023 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 10, 2023, and no later than March 12, 2023, unless, for purposes of a stockholder proposal, the date of the 2023 annual meeting of stockholders is called for a date that is not within 30 days before or after June 10, 2023 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2023 annual meeting may exercise discretionary voting power regarding any such proposal.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Encore’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2023.
Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws. We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by Encore with the SEC without charge from the SEC’s website at: www.sec.gov.

ADDITIONAL INFORMATION

Annual Report on Form 10-K
We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (1) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (2) mail a request to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2022
Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

OTHER MATTERS
As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

Ashish Masih
President and Chief Executive Officer
April 29, 2022

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ECPG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84184-P69982 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ENCORE CAPITAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL for proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael P. Monaco
02) Ashwini (Ash) Gupta
03) Wendy G. Hannam
04) Jeffrey A. Hilzinger
05) Angela A. Knight
06) Laura Newman Olle
07) Richard P. Stovsky
08) Ashish Masih

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted FOR ALL for the election of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2 and FOR PROPOSAL 3. This proxy also confers discretionary authority to vote on such other matters as may come before the Annual Meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D84185-P69982

ENCORE CAPITAL GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 10, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders to be held on June 10, 2022 and the Proxy Statement and appoint(s) Ashish Masih and Jonathan C. Clark, or either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders to be held via the internet at www.virtualshareholdermeeting.com/ECPG2022 on June 10, 2022 at 12:00 p.m. Eastern Time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side